UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  November 11, 2011 (November 10, 2011)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01Regulation FD Disclosure

As previously disclosed, Crimson Exploration Inc. held an earnings conference call on November 10, 2011 to discuss financial and operational results for the third quarter ended September 30, 2011.  A copy of the transcript of the earnings conference call is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the transcript shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Transcript of Earnings Conference Call dated November 10, 2011 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	November 11, 2011	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Transcript of Earnings Conference Call dated November 10, 2011 (furnished herewith)

EXHIBIT 99.1

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

CRIMSON EXPLORATION INC

Moderator: Joe Grady
November 10, 2011
9:30 am CT

Operator:  Good day and welcome to the Crimson Exploration Third Quarter 2011 Financial Results conference call. As a reminder, today’s conference is being recorded.

At this time, I would like to turn the call over to Chief Financial Officer, Mr. Joe Grady. Please go ahead.

Joe Grady:  Thank you and welcome everybody to the Third Quarter Crimson Exploration Earnings Call.

On the agenda today, I will start out with a review of the financial results for the quarter. Allan Keel, our President and CEO, will then give you an overview of our operations, and then we will open it up for a Q&A session.

But before we get started, I need to go through the forward-looking statements qualifier. I want to remind everyone that the earnings release and the discussion that will be had here today contain forward-looking statements as defined by the Securities & Exchange Commission that include comments concerning Crimson’s strategic plans, expectations, and objectives for future operations.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Such statements are based on assumptions we believe to be appropriate under the circumstances, however those statements are just estimates and not guarantees of future performance or results and therefore should be considered in that context.

Starting with the financial results, on a net income basis, net income was a half a million dollars for the quarter compared to a net loss of $3.8 million in the third quarter of last year. Excluding unrealized mark to market hedging gains and charges in the 2011 and 2010 quarters respectively, a non-cash impairment expense on our unproved lease costs during 2011, net income for the third quarter would have been $800,000 compared to a net loss of $2.4 million for the 2010 quarter. This improvement resulted from an approximate 23% increase in production, lower operating costs partly offset by slightly lower realized prices.

Earnings per share per basic share was 1 cent for the third quarter compared to a net loss per share of 10 cents for the prior year quarter. Exclusive of the previously mentioned unrealized mark to market results in the impairment, our net income per basic share would have been 2 cents per share for the third quarter of ’11 compared to a net loss of 6 cents per share for the 2010 quarter. Basic shares outstanding during the two quarters were 45.1 million for 2011 and 38.8 million in the third quarter of 2010.

On a cash flow basis for the third quarter of ’11, adjusted EBITDAX as we defined it in our release was $22.5 million compared to the prior year quarter of $15.5 million or a 45% increase. Cash flow, which is adjusted EBITDAX les interest expense, was $16.4 million or 36 cents a share and a 41% increase over cash flow of $9.7 million or 25 cents per basic share in the third quarter of 2010.

On production, production for the current quarter averaged $45.2 million a day, which was within our guidance of $45 million to $49 million and up 23% over the third quarter of 2010. Recent

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

                successes in Liberty County and our Eagle Ford acreage also led to a 21% increase in oil and liquids production to 2186 barrels of oil and liquids per day.

As we mentioned in our release, we project fourth quarter production to range from 39 to 43 million a day, which is slightly lower than the third quarter, due to a strategic shift in our CAPEX program to oil and liquids (later) projects that typically produce a lower equivalent basis and that’s based on the 6:1 volumetric ratio than the cash projects drilled over the last year and a half.

On a total for the year basis and assuming the guidance we have for the fourth quarter, we still project on a year-to-year basis an increase of 30%.

And one thing I will mention on the shift from gas to oil, even though on a volumetric basis, the new production that we derived from the new oil wells is lower than what we typical have from gas. The revenue per unit generated by that production is almost five times that we get from gas. So even though production going forward may be - we might not experience the same growth rates we have in the past from a cash flow standpoint. It should be dramatically improved. We are currently working on our 2012 budget, so it’s premature at this point to give any further guidance or indications on what 2012 production might be.

On sales prices, while the third quarter field prices for oil and liquids were higher than the prior year quarter, natural gas pricing was down and hedges that we had in 2011 were less profitable than what we had in 2010. Therefore, on a realized basis, i.e. including the results of hedges settled in the quarter, the weighted average price was $6.96 per Mcfe versus $7.21 per Mcfe in the prior year quarter.

On hedging for the remainder of 2011, we have approximately 61% of our forecasted gas production hedged at an average floor of $5.95 and approximately 45% of our forecasted oil production at an average floor of $76.33.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Moving to the expense side, directly lease operating costs in the third quarter were $900,000 or 22 cents per Mcfe compared to $3.6 million or $1.06 per Mcfe in the third quarter last year. As we described in our Q, we recorded in the third quarter this year a $2.3 million reduction in direct operating expenses associated with a change in the way we estimate our liability for LOE at the end of a particular balance sheet day.

And in doing that, we made that change in the third quarter of this year and determined that our liability at that point was $2.3 million higher than it needs to be, so we took that difference as a credit to expense in the third quarter. If you include that adjustment, direct LOE was approximately $3.3 million compared to that $3.6 million in the prior year quarter. For the fourth quarter, we’ve provided guidance of $3.3 million to $3.6 million for the fourth quarter of ’11, a slight increase over the unadjusted amount for the current quarter as we bring new wells on stream.

On G&A for the third quarter of 2011, we incurred $4.6 million compared to $4.5 million in the prior year quarter. Exclusive of non-cash stock option expense, cash G&A was $4.1 million or 99 cents per Mcfe compared to $4 million or $1.20 per Mcfe for the prior year quarter. As you noticed in our release, the guidance on fourth quarter cash G&A is $3.9 million to $4.2 million.

On CAPEX, we spent a little over $17 million in the third quarter, again that’s a year to date spend of $61.5 million. As we previously reported, we raised our estimated total CAPEX for 2011 by 30% to a total of $78 million to accelerate drilling on our Eagle Ford oil projects. And Allan will give you a little bit of insight as to where we are on that in a little bit. We expect fourth quarter CAPEX to be funded through cash flow from operations and temporary draws on our revolver.

As I mentioned we are currently working on our 2012 budget, so I don’t have any guidance to give you as to how much we might spend in 2012. However, I can tell you that at a minimum, we

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

                expect to be active all year in the Eagle Ford and the Woodbine plays and we do stay committed to staying within our cash flow.

And that concludes the financial review and now I will turn it over to Allan for an operations update.

Allan Keel:  Thanks Joe and good morning everyone and thanks for joining us this morning and to hear you know what we’ve done in the third quarter and what our plans are going forward.

As a result of some activity - you know continued activity in the field; we’re not going to provide a full operational update this morning because sometime in the next few weeks we will come out with a full operational report and save that update until the end. But until then, I will give you a brief update on our major projects.

In the third quarter, we continued to experience success in our program. Off of the success of our initial Eagle Ford oil well down in Karnes County, as you will recall, we increased our CAPEX budget by 30% to continue drilling down in Karnes County for the remainder of this year into the fourth quarter and into 2012.

Substantially all of our fourth quarter drilling activity and substantially all of our 2012 activity will focus on our inventory oil and liquid rich projects. As Joe briefly mentioned, we are anticipating our fourth quarter production to decline slightly on a Mcfe per basis as we continue to shift towards oil and liquids (weighted) projects.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

However, as Joe mentioned, you know during this transition, our cash flow is expected to grow as we ((inaudible)) and liquids market ((inaudible)) and our existing and new oil production. Current internal estimates predict Crimson to achieve a production balance of 40% oil and liquids in the first quarter of 2012 increasing to approximately 50% of oil and liquids by mid-year 2012.

Specifically in Karnes County where we are you know targeting the Eagle Ford, we completed Littlepage McBride #2 well where we have a 53% working interest during the quarter. It continues to be a strong well for us.

As you may recall, that well IP is at a little over 1000 barrels a day equivalent and to date it has produced roughly 46,000 barrels equivalent since our first production in early September. And that well is on pace to match or maybe even outperform our first well, the Littlepage McBride #1 well, that produced a cumulative amount of 102,000 barrels equivalent since April.

In the same area, we are currently conducting completion operations on Littlepage McBride #3 and the Littlepage McBride #4, both of which we anticipate being able to release the results in the next couple of weeks.

We also have the #5 and #6 wells in process and expect that they will be fracked in mid to late December. We anticipate having a very active program in this area of Karnes County through at least the first half of next year.

In Zavala County again targeting the Eagle Ford, we had previously disclosed initial production from our KM Ranch #1 well. It had an IP of 418 barrels equivalent a day with only half of the lateral producing. It has produced a cumulative amount of 22,000 barrels equivalent since early July.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

We are in the process of getting a well right across the county line down in Dimmit County in (Buhler) #1H in what we call the Booth Tortuga area. That rig should move in in early December or excuse me in late November. And then we will follow that up with another well over in the KM Ranch area directly after we finish drilling the (Buhler) well in Dimmit County. We do expect to have an active drilling program beyond this area for 2012 in both the Zavala and Dimmit County areas.

In Liberty County, we just recently started drilling the (Scores) #3 well, which is basically a lease line well. An offset operator drilled the well and it looks very promising to date and producing quite well right now. We are about 1000 feet away from that well and we are looking forward to getting our well down and completing that well and hooked up as soon as we can. And that’s probably you know late this year, early next year.

In Liberty County earlier this year, we did drill a few wells and we will talk about that more as we get into the Q&A, but the A10 and the B4 wells, which were wells that we had high hopes for. Neither one of those wells really panned out the way we had hoped. The B4 well - we completed that well. Had a nice flow rate. That ended up in that county what could be in that lower zone a limited reservoir, so we’re moving the hole and trying to complete another sand.

The A10 well was a mechanical train wreck for us and it just hasn’t - you know that well hasn’t really performed the way we had hoped it would. So those are the two primary reasons on you know when we have production issues in this quarter or the third quarter and some into the fourth. And we can talk more about that in a little bit, but that’s really a summary of Liberty County.

Moving on over to Madison County, we just recently announced the acquisition of 4700 gross/4600 net acres in this area to targeting primarily the Woodbine, but also other formations including the Booth or the Georgetown, Austin Chalk formations. We’ve substantially increased

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

our leasehold position in the Madison and Grimes County areas to the point now where we have about 19,000 gross and a little over 15,500 net acres, and this is all a very liquids rich area. This area has really seen an increase in activity primarily in the Woodbine oil play.

And the reason for that is that you know the ability to employ horizontal drilling and multi-stage frac technology and basically redevelop an old (conventional) area. Offset operators have experienced excellent results from using these same types of techniques, and so that’s our plan.

We’re going to (spud) our first well there in the next I would say three or four weeks out there. And as I mentioned earlier, not only in the Woodbine - I believe we have Woodbine potential - but the Austin Chalk, the (boot) at Georgetown, Glenrose, or other formations that are prospective out here.

Our first well, the Mosley well - we will probably drill that well to roughly a 17,000-foot total measured depth with what we are targeting right now as about a 7500-foot lateral and we will probably use somewhere between 2o to 24 stages of frac on that well. And again, we anticipate being active in this area for you know most of 2012.

In East Texas as we previously announced, we’ve (deferred further) drilling on our projects, so they are primarily in the Haynesville and Mid-Bossier due to lower gas prices and higher service costs, but there is a new play that is developing over on our acreage and in and around our acreage. It’s the James Lime. There is offset operators who drilled some wells recently showing that there is a fairly high liquid content in the James Lime in our particular area.

One offset operator has just recently proposed the James Lime well to us. We are not going to participate in that well. We are going to watch that activity, but if the success continues over there, we do have the potential for somewhere between 25 potential locations that on an un-risked basis represent about 10 million barrels of potential net to us. And this is all (HBP A crude),

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

so you know we are going to kind of watch this and let this play be de-risked a little bit more before we jump in there. But it is pretty exciting to watch and hopefully these other operators can you know make some progress over there.

And then finally in Colorado, you know we continue to monitor the Niobrara activity. When we first began discussing our opportunities out there, the EOG activity was about 70 miles from our leasehold, which is all HBP. There is now a current and planned activity by other operators, which are pretty large operators basically offsetting our acreage to the north and to the south of us.

We are going to continue to monitor this and watch this activity, but it is encroaching upon our leasehold and we will monitor that and take the appropriate action when we feel like the play has been de-risked enough for us.

So that’s just a quick summary of operations. As I said earlier, we will provide a full operational update in a few weeks once we get those two Littlepage McBride wells on and also with an update on our drilling activity.

And with that, we will open it up for questions.

Operator:  At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. Once again, that’s star 1 to ask a question. We will pause for a moment to assemble the queue.

And we will take our first question from Jeff Hayden with Rodman & Renshaw.

Jeff Hayden:  Good morning guys. Joe and Allan I’m glad to see you guys are still talking after this weekend’s game. Just I guess starting with you know the plans for next year. I know you guys haven’t finalized the budget yet, but you know what kind of thinking as far as activity level in the

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Eagle Ford and the activity level in the Woodbine next year. Kind of run you know one rig in the Zavala-Dimmit and one rig in kind of Madison-Grimes, and then what are you guys kind of looking at for AFEs right now in those plays?

Joe Grady:  Yeah Jeff, this is Joe. We are still early in the process, but we expect it we will have you know at least one well - one rig running in the Eagle Ford the whole time and one in the Woodbine as well.

And you know given the success, that might change, but that’s probably what we are going to start with at this point. and remembering too that we are still committed to staying within our cash flow, but as you saw this year to the extent we do have success, we might deviate from that like we did this year when - (off the strings) of the Karnes well when we upped our budget you know to drill a number of additional wells towards the end of this year.

Jeff Hayden:  Okay and what are you kind of looking at for kind of AFEs right now on those plays?

Allan Keel:  I’d say in Eagle Ford and Karnes Counties you know we are probably looking at you know $7.5 million to $8 million - somewhere in that ballpark. In Zavala County and Dimmit County, we are probably in the, you know, $6.5 million to $7 million range there.

In the woodbine, we are looking at somewhere in the, you know, plus or minus $6.5 million range right now and that’s all you know a function of the number of you know frac stages, you know how long the lateral is, but those are probably some pretty good you know numbers to use for an average right now.

Jeff Hayden:  Okay and then just wondering you know could you guys give us sort of your expectations for the kind of gas, oil, and NGL splits in the Q4 guidance?

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Joe Grady:  Jeff, I don’t have a split between oil and liquids, but I think the split between oil, liquids, and gas is probably about mid-30s on the oil and liquids. And then as we’ve said before in the first quarter of 2012, it’s probably more like 40% ramping up to 50% by mid-year.

Jeff Hayden:  All right, I appreciate it guys. I will get back in the queue.

Allan Keel:  Thanks.

Operator:  And we will take our next question from Ron Mills with Johnson Rice.

Ron Mills:  Good morning guys.

Allan Keel:  Hey Ron.

Ron Mills:  A question - a follow up on just a production question. I know in your last presentation you talked about production levels of you know 55 to 58 million a day and being average for the year roughly 50/50 gas versus liquids. Is that still you know on track for that or - in other words, can you make up for the decline here in the fourth quarter and still remain on track for those type figures?

Joe Grady:  You are talking about for 2012, Ron.

Ron Mills:  Yes, sir. Yes, sir.

Joe Grady:  It’s probably not going to be that high. Again, we will have better feeling for that once we finish the budgeting process, but - and it will be a function of what we end up spending. But due to the performance on those two wells that Allan mentioned in Liberty County, that was about 2 million a day for us in this quarter and probably about 5 million a day in the fourth quarter. So

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

that’s something that you know we don’t know whether we will get to - we will replace with recompletions or not.

So that’s probably optimistic at this point, and when we have further guidance on that, we will share it. But the one thing to keep in mind is you know even if we were flat with this year going into next year, the fact that we are going from 30% oil to 50% oil on average for the year provides a meaningful increase in cash flow and EBITDA for the 2012 year.

Ron Mills:  I understand. And Allan, as you look at in particular the Zavala-Dimmit County area, can you just give us a little flavor in terms of what is going on in that area from an activity standpoint? You know it has been more limited, although I think you in Chesapeake have drilled some wells, but just a flavor for industry activity in that area.

And also, now that you’ve had the KM Ranch well on and you’ve been able to monitor it, you know what you’ve learned as you look to drill another well in Zavala County. You know what would you do different?

Allan Keel:  Well I think that we are encouraged. I mean if you look at the Rock properties at the Eagle Ford in this area, Ron, you know the (prosty) down here or over here is you know really, really good.

Now we are not as deep as the stuff obviously you know in Karnes or you know maybe ((inaudible)) or some of those other areas, but the (prosty) here is really, really good, so we are encouraged. You know we were disappointed with the fact that we are only producing from half of our well (bore), but from all we are hearing from you know major offset operators, they’ve had some pretty good success over here.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

So you know we are encouraged about what we’ve seen. We feel like we still have to prove it up, and obviously we’re committed to it by the fact that you know you can see that we are moving a rig out there on this (Buler) location here in the next few weeks. And we are going to go back to the KM Ranch area after we finish drilling that well.

We’ve got you know a pretty big position out here. And like I said based off the evidence that we’ve seen to date, we believe that this is going to be a pretty economic play for us at oil prices where they are today, but even a little bit lower we can still make this thing you know work pretty well. So we are committed to it and clearly the big offset operator to us is committed to it and you know I think that the results that we’ve seen are good enough to make us you know want to go drill some more wells.

Ron Mills:  And from a - you mentioned the cost standpoint. In this area, is this the area where you were thinking kind of 350,000 to 450,000 EURs or was that more Karnes County? And if that’s the case, then you know what are you thinking from a recoverability standpoint down in the Zavala-Dimmit area?

Allan Keel:  Yeah I think originally you know we were you know thinking that that was a reasonable range. I mean we are probably you know - it’s still early for us. But I mean you know it’s pretty - the range right now is still wide open because there is just not a lot of production data over here yet.

So you know we are trying to hang our hat on that ((inaudible)) to the south of us. It’s probably from a depth standpoint maybe I don’t know 1000 feet deeper even if it’s that much, but you know that’s the bell cow well in this area. and you know based off the - again based off the Rock properties, we felt like you know you could get 300,000 to 400,000 recovery and still think that we can do that. We’ve just got some work to do to get there.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

But you know taking the legacy wells, comparing them to other wells in the trend, you know we are still - at this point, we are still excited about the play.

Ron Mills:  And then in Madison County you picked up another 4600 acres. You know where is that acreage relative to your prior you know 10,000 plus acres and relative to you know some of the other horizontal Woodbine activity that’s shown on your presentation?

Allan Keel:  Yeah we have about 5500 net acres that directly offset what was a private operator that sold out to - I think it’s pretty widely known. It’s a company called Woodbine Acquisition Corp now. We are directly off - that 5500 acres that we’ve had HBP for quite some time is directly offset and that’s where our first well in the Woodbine will be.

The acreage that we just recently picked up, the 4600 net acres, is due east there of that 5500 acres by probably - I don’t know five miles if that. It’s probably you know three to five miles just due east of that acreage. And you know there was a private operator that had the acreage, drilled a vertical well, wasn’t really chasing you know the same type of play that we are, and we were able to pick up that acreage.

So we think that that acreage is very - and we have 100% of that acreage. It is very blocky. And Ron as you know in East Texas to get a solid block of acreage in that part of the world is practically impossible. So felt like that was a really nice you know pick up for us. It helps consolidate the acreage position up there and you know in trying to build that Woodbine play and the (Louisville), which is another sand. It’s basically you know a Woodbine sand as well. We think it’s prospective across that acreage.

So there is say 5500 acres and the 4600 acres and then there is another 5000 acres down to the south in an area we call Iola, and you know we think it’s prospective for the same formations as well. So it’s all fairly close to one another. You know there may be a little bit of you know

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

                separation between one area to the next, but we are right around all of this activity that you’ve been hearing about in Woodbine.

Ron Mills:  And has there been any Woodbine activity further to the east, or has most of it been still to the west of your position?

Allan Keel:  Well as I said, the 5500 net acres we have - I mean we are - there are two operators there. Two private operators that have had great success and that’s what we are playing off of there. The 4600 acres that we just bought, there’s old vertical wells that you know produce you know 20,000 barrels or 15,000 barrels. There is one well that actually has produced - I don’t know like 50,000, 60,000 barrels, but that’s what we are playing off of.

That is the whole idea you know to go in there and redevelop this, and it’s really interesting. If you look at this area, the Woodbine - obviously there is a conventional reservoir, but you know it is only like - if you look at the log. Of course a lot of these logs are older, but it’s only like 10 feet of net sand in the most porous part, but then there’s a (lobe) that’s kind of underneath it that’s just kind of ratty looking and they are getting a lot of contribution from that (lobe).

So we are excited about it. we think this obviously - someone else paid $18,000 an acre out here when they bought this stuff, so we are very pleased with the position that we’ve built and excited about going out and executing.

Ron Mills:  Okay, great. I will jump back in line. Thanks guys.

Allan Keel:  Okay, thanks Ron.

Operator:  And we will take our next question from Dan Morrison with Global Hunter.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Allan Keel:  Hey, Dan.

Dan Morrison:  Hey, Al. Sorry about that. I had you on mute. The budget for the year at 78 and you are 61 into it so far. Are you pretty well on track to hit the 78 by year end (applying) another 17 spend in the fourth quarter?

Allan Keel:  Yeah, I think the - we might be slightly above that Dan just because of the acreage acquisition that we recently made as well as this Schwarz #3 well that we are currently drilling. That was a well that you know once we learned the results from the offset operator that we felt like we needed to go ahead and act because it is a competitive situation, and also within our lease, you know we are compelled to drill the well.

So you know with those two things, you know the acreage that we picked up in Madison County plus the need to go ahead and drill the Schwarz well, that’s going to bump us up just slightly above that $78 million number.

Dan Morrison:  And down in Liberty County it sounds like the B4 well went to zero or is offline in (you are moving it to recomplete). Is the A10 still producing or what’s the status of that one?

Allan Keel:  No, the A10 is not producing. We were looking at moving up the hole to make a completion there. You know it’s one of those unfortunate situations. We had mechanical difficulties and it was just a little bit of - you know it turned into one of those wells that you drill. You know it’s a risky proposition out there. We are drilling in a pretty high-pressured mud environment, and it just - you know mechanically it just kind of ate our lunch.

But we think that this Schwarz well that we are drilling now - if we have anything close to what the offset operator has, we’re going to be you know very happy with that.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Dan Morrison:  And what were the rates that you saw at the ((inaudible))?

Allan Keel:  We’ve heard reported rates - and this is on a, you know, equivalent basis, but we’ve heard reported rates of around you know 10 million to 15 million cubic feet a day.

Dan Morrison:  Who is the operator over there?

Allan Keel:  It’s a small private company.

Dan Morrison:  Okay, I think that takes care of me. I appreciate it.

Allan Keel:  Bye Dan.

Operator:  And we will take our next question from Eric Anderson with Hartford Financial.

Eric Anderson:  Good morning Allan. Did you talk about the costs of the additional acreage in Madisonville?

Allan Keel:  No, for competitive reasons, we elected not to.

Eric Anderson:  But we can assume it’s less than $18,000 per acre.

Allan Keel:  Yes, that would be a good assumption.

Eric Anderson:  All right, good job. just wanted to follow up a little bit with the - I got on the call a little bit late, but you were mentioning up in East Texas that there is now this developing play of the James Lime. And I remember several years ago you were obviously a part of the Kardell Unit that

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Moderator: Joe Grady
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(Devan) drilled sort of the well to kick off the whole play, and I understand that they may be drilling for that formation in that unit. Are you a part of that or is that what you were referring to?

Allan Keel:  That’s what we were referring to.

Eric Anderson:  All right, so then you are not in that well.

Allan Keel:  No, we elected not to. We are going to monitor the activity. It’s a little bit early and as you know, we have a lot of demands for our capital. We’ve got you know excellent opportunities in Eagle Ford and Woodbine and other areas, and you know we have to be pretty cautious with our capital.

So we are going to let someone else kind of lead the way there and kind of monitor that. And hopefully you know if it works out like we hope it will and like the offset operator does, then we can jump back in. But you know, we elected not to participate in just that one well.

Eric Anderson:  Okay.

Joe Grady:  And as Allan mentioned earlier, we have quite a bit of acreage out there still that could be prospective for that given success by this operator.

Allan Keel:  And there is another operator active to the south of us that we are kind of in between the plays where our acreage is located, so we feel fortunate that we can kind of watch this play you know unfold.

Eric Anderson:  So that’s basically the area where you thought you know if it plays out, you could have 25 locations with an EUR of around 400,000 or so.

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Moderator: Joe Grady
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Joe Grady:  Twenty-five to 50.

Allan Keel:  Twenty-five to 50 locations, yes.

Eric Anderson:  Okay, so the EURs are around 200,000.

Allan Keel:  Yes, the EURs on an equivalent basis. You know 400,000 to 500,000.

Eric Anderson:  That could be quite economical then.

Allan Keel:  Yes, absolutely.

Eric Anderson:  Okay.

Allan Keel:  Yeah, it’s - we will just let them de-risk it.

Eric Anderson:  Okay, I look forward to your operations update in a few weeks.

Allan Keel:  Thanks Eric.

Eric Anderson:  Thank you.

Operator:  And we will take our next question from Jeff Hayden with Rodman & Renshaw.

Jeff Hayden:  Hey guys, just you know thinking about trying to model out 2012 right now, you know assuming you guys stay active in the Woodbine area, what do you think your average working interest on those wells is going to be?

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Allan Keel:  Somewhere around - you know it’s going to be probably between 65% and 70%.

Jeff Hayden:  Okay and then just one little housekeeping item. Taking a look at the guidance on G&A, I mean normally we’ve seen kind of an uptick in your G&A in Q4 for bonuses. This year looks flat relative to Q3. You know are bonuses going to hit in Q1 or you know what is kind of driving the lack of Q4 bump?

Allan Keel:  Our ((inaudible)) says there may not be any bonuses Jeff.

Joe Grady:  We’ve got that incorporated in the guidance, Jeff.

Jeff Hayden:  Okay.

Joe Grady:  We are showing a little bump in Q4 versus Q3, so we incorporated that into there.

Jeff Hayden:  Okay, thanks guys.

Allan Keel:  Thanks Jeff.

Operator:  And we will take our next question from John Knapp with Investment Management.

John Knapp:  Good morning gentlemen. Congratulations on a good quarter.

Allan Keel:  Thank you. Thank you, John.

John Knapp:  A couple of questions about East Texas. Number one, the impairment charges, which were roughly $4 million this quarter, are those charges now behind us in that we won’t see impairment charges of that magnitude moving forward?

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

Joe Grady:  John at the level that you are seeing them, yes. We announced at the beginning of the fourth quarter actually. You know in the fourth quarter last year you know we took about a $20 million impairment and then for the first three quarters of this year, between $4 million and $5 million per quarter. In the fourth quarter, that drops off dramatically to what we will use as a ratable amortization for the next 12 months of about $600,000 a quarter for the remaining leases that don’t expire until the end of 2012 or the beginning of 2013. So you won’t see any more big numbers like that. It will probably be around $500,000 or $600,000 a quarter.

John Knapp:  Yeah, which is good because that in effect is about a penny a share as I calculated out.

Joe Grady:  Yes.

John Knapp:  The second question is on East Texas. We know (Devan) is operating over there. They’ve had some success in the James Lime. They are producing quite a bit of oil over there. And someplace I saw the fact that there is a site that has been prepared. It is in the Kardell Unit, okay, and that you were participating in that particular site with a greater than 50% participation. Was that the one you were referring to that you are not going to have a cash participation in that you will monitor what’s going on? And is it in fact on your Kardell property if in fact it is true what I’ve read?

Joe Grady:  Yes, that’s the one we were referring to earlier.

John Knapp:  Okay.

Joe Grady:  We are not going to participate directly in this one particular one. We are going to let them de-risk it and then we have - that’s the 25 to 50 potential locations going forward should they have success.

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Moderator: Joe Grady
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John Knapp:  Let me see if I understand that. It’s on your property. Is that correct?

Allan Keel:  It’s both our properties. It’s a unit where we have an interest and they have an interest. That is correct.

John Knapp:  Okay, it’s on your property. You are going to let them drill the well. Let’s assume that the well is a successful well. will there be any economic benefit to Crimson on that or is it - you are just asking them to drill the well, see what happens, and then from that you will decide how you want to move forward.

Allan Keel:  Yeah, the way that works John is there is a joint operating agreement where if you go non-consent, there is a non-consent penalty. We don’t believe that in that particular well bore that you know unless there’s just some phenomenal result or oil prices go a lot higher we are probably not going to get a lot of economic benefit from that particular well, but we have as we’ve said a lot of acreage directly offsetting that well that we could go you know execute on immediately. So that’s kind of how that shapes out there.

John Knapp:  Well I mean I think that that’s particularly good news particularly if there is 25 to 50 potential drilling locations and there is maybe 300 to 500 barrels a day potential out of that. I mean that is in fact sensational news for you I believe.

Allan Keel:  Yeah, well we are excited about it and you know monitor it very closely. And as I mentioned a moment ago, there is some additional activity to the south of us. You know pursuing the James Lime you know really and truly - you know we thought the James Lime would be you know a little bit drier. And we thought this would be you know a gassier zone, but fortunately you know to date there has been some activity around us to prove otherwise that it has more liquids content and

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Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

could be a lot more economic. So yeah, we are definitely excited about it and you know wish our offset operator all the luck in the world.

John Knapp:  All right and one last quick question. On the Colorado property, can you give a little bit of color on that please?

Allan Keel:  Well you know we had talked about it in 2011 drilling a well up there. We actually were close to contracting a rig if not you know moving pretty far down that path. Activity started you know encroaching upon us and we decided to just let that come to us a little bit more.

We have a - there is another operator that has a similar leasehold position that we do. You know we have you know in the neighborhood of 10,000 net acres HBP. There’s another operator offset us that has a similar position. We’ve talked to them about combining forces and getting a bigger position doing a JV.

Their wish was to let some of this activity mature a little bit more. Let’s watch that you know not a whole lot unlike what we are doing in the James Lime. And you know see if either A, there is enough success to encourage us to go drill a well, or B, that someone comes along and says hey we really want your property and we will pay you a nice price for it. You know that’s the strategy that we are employing right now.

John Knapp:  Well you’ve got plenty on your plate at the moment in the other plays and this bodes well for the future should things work out, but it just expands the possibilities for the company. Thanks for the good work and good luck, okay.

Allan Keel:  Thank you.

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Moderator: Joe Grady
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Confirmation # 4153260

Operator:  As a reminder if you would like to ask a question, it’s star then the number 1 in your telephone keypad. We will go next to Ron Mills with Johnson Rice.

Ron Mills:  A couple follow-ups. One, I think on the last quarterly conference call you had talked about at least directional number of wells in both Karnes and in Zavala-Dimmit. When you get finished with these two completions at the next two wells at Littlepage, how many more wells does that leave you in that area? Does that leave you with another three or four well locations?

Allan Keel:  Yeah Ron that’s a great question. We are going to drill - we are going to complete the three and the four. We’ve got five and six in process. we may drill one more Littlepage McBride well following that, and then we have a lease just to the north of there where we will probably drill you know at least two wells next year. So in terms of additional wells, we will probably drill three more wells and then there’s a question on whether or not - you know we are watching the offset operators again here.

You know the neighbors here or the big boys and you know they are doing some different stuff. They’ve got you know smaller spacing than what we are currently using with our wells. They are drilling kind of an upper and lower bench out of here. We are watching that to see if that - you know so that could potentially increase you know the number of wells that we could put in out here. But in terms of near-term plans in that Karnes County area, we are definitely going to drill at least three more wells in the near term with the rig that we’ve got out there now and then kind of watch what is happening with some of this other activity that either reduces spacing or drilling into you know different benches out here.

So that’s Karnes. Then if you go over into you know the Dimmit-Zavala area, you know we are committed on drilling the B#1 well, which is in Dimmit County right on the county line with Zavala, and then we will move that rig over the KM Ranch #2 well back up in that Zavala area and drill that well.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
11-10-11/9:30 am CT
Confirmation # 4153260

I don’t remember exactly how many wells we have in the budget following those two for next year, but you know we are still in the process of doing that. you know it is our desire to have a rig out there in that area for the entire year, but you know as Joe mentioned earlier, you know we are very conscientiously following our desire to keep within the cash flow and to hit the highest return areas. So that’s what we are focused on.

Ron Mills:  Okay and what is your average working interest just in that Zavala-Dimmit area?

Allan Keel:  50%. Our work interest will be 50%.

Ron Mills:  Is that the JV area with U.S. Energy?

Allan Keel:  Yeah, we have two JV partners, U.S. Energy, and then a private investor.

Ron Mills:  And is there - in terms of helping with the CAPEX, can you refresh my memory? Are there any drilling carries on those JVs at least in the early part of the activity?

Allan Keel:  That happened early on when we drilled that first well up in Zavala, and then we - I don’t know if you recall, but we kind of consolidated our acreage position over in that Booth Tortuga area. And so to answer your question, no there’s no more drilling carries and we’re going to have a 50% working interest on a go-forward basis.

Ron Mills:  Perfect. All right, Allan. Thanks.

Allan Keel:  Thanks, Ron.

CRIMSON EXPLORATION INC
Moderator: Joe Grady
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Operator:  And at this time, there are no other questions in queue. I will turn it back to our speakers for any closing remarks.

Allan Keel:  Well we would like to thank everybody for joining us today and look forward to giving you an update on our operations here in a few weeks, and hopefully we will have some more good news to share with you then. Thanks for your time.

Operator:  That concludes today’s conference call. We appreciate your participation.

END